U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

The London Pacific Group 1990 Employee Share Option Trust
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   (Last)                           (First)             (Middle)

Whiteley Chambers, Don Street
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                                    (Street)

St Helier, Jersey                   Channel Islands
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

London Pacific Group Limited (NYSE: LDP)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

June, 2002

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5.   If Amendment, Date of Original (Month/Year)

March, 2000
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                    5.                                  7.                           ative     Deriv-   11.
               sion                       Number of                           Title and Amount             Secur-    ative    Nature
               or                         Derivative        6.                of Underlying       8.       ities     Secur-   of
               Exer-             4.       Securities        Date              Securities          Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of       ficially  Direct   direct
               Price    Trans-   action   or Disposed       Expiration Date   ----------------    Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)             (Month/Day/Year)            Amount    ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,        ----------------            or        Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)          Date     Expira-            Number    ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------      Exer-    tion               of        (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Code V    (A)     (D)      cisable  Date     Title     Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  0.43     06/11/02 A        300,000           06/11/02 06/10/12 Ordinary  300,000            300,000   D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
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Obligation to  0.43     06/11/02 A        758,750           06/11/03 06/10/12 Ordinary  758,750            758,750   D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  0.43     06/11/02 A        758,750           06/11/04 06/10/12 Ordinary  758,750            758,750   D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  0.43     06/11/02 A        758,750           06/11/05 06/10/12 Ordinary  758,750            758,750   D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  0.43     06/11/02 A        758,750           06/11/06 06/10/12 Ordinary  758,750            758,750   D
Sell Ordinary                                                                 Shares
Shares of 5 cents                                                             of 5 cents
each                                                                          each
====================================================================================================================================

Explanation of Responses:

  /s/ Ronald W. Green
      -------------
      Ronald W. Green
      Trustee
     -----------------------
      **Signature of Reporting Person                Date:  July 9, 2002


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.